As filed with the Securities and Exchange Commission on June 25, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 RUBY TUESDAY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Georgia		63-0475239
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
150 West Church Avenue Maryville, TN 37801 (865) 379-5700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Scarlett May Vice President, General Counsel and Secretary Ruby Tuesday, Inc. 150 West Church Avenue Maryville, TN 37801 (865) 379-5700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Richard A. Drucker Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)(4)
Common Stock, par value $ 0.01 per share
Preferred Stock, par value $ 0.01 per share
Debt Securities
Total			$300,000,000	$16,740
(1)
An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Debt securities may be issued with original issue discount such that the aggregate initial public offering price will not exceed $300,000,000 together with the other securities issued hereunder.

(2)
The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)
Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the full amount of the registration fee of $16,740 is offset by $16,740 of the registration fee previously paid by the registrant with respect to securities of the registrant that were registered on Registration Statement No. 333-159413, which was initially filed on May 22, 2009, which securities were not sold.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On May 22, 2009, the registrant filed a Registration Statement on Form S-1, File No. 333-159413, (the “Form S-1”) registering securities with a proposed maximum aggregate offering price of $300,000,000 for issuance to the public. No securities have been sold under the Form S-1. The registrant is now eligible to file on Form S-3 and accordingly has filed a request to withdraw the Form S-1.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued June 25, 2009

$300,000,000
RUBY TUESDAY, INC.
COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES

We may offer from time to time common stock, preferred stock and debt securities.  Specific terms of these securities will be provided in supplements to this prospectus.  You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “RT.”

We may offer and sell these securities directly or to or through one or more underwriters, dealers and/or agents, or directly to purchasers on a delayed or continuous basis.

Investing in the securities involves risks.  See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                                , 2009.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we may provide to you in connection with any offering of these securities.  We have not authorized anyone to provide you with different information.  We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted.  This prospectus only provides you with a general description of the securities to be offered.  Each time we sell securities described in this prospectus, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

We have filed a registration statement with the Securities and Exchange Commission (“SEC”) of which this prospectus is a part.  As permitted by the rules and regulations of the SEC, this prospectus, any accompanying prospectus supplement and any free writing prospectus we may provide you in connection with any offering of these securities do not contain all of the information included in the registration statement.  You should review the entire registration statement, including the exhibits, which is available as described under “Where You Can Find More Information.”  Statements contained in this prospectus and any accompanying prospectus supplement or any free writing prospectus about the provisions or contents of any agreement or other document are only summaries.  If SEC rules require that any agreement or document be filed as an exhibit to the registration statement or any document incorporated by reference in the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than the date on the front of each such document.  Our business, financial condition, results of operations and prospects may have changed since then. The information contained in this prospectus, any prospectus supplement or any free writing prospectus is accurate only as of the date on the front of such document, regardless of the time of delivery of such document or of any sale of the securities.

In this prospectus, “Ruby Tuesday,” the “Company,” “we,” “us” and “our” refer to Ruby Tuesday, Inc. and its wholly-owned subsidiaries unless otherwise indicated or the context suggests otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in the securities. You should read this entire prospectus carefully, including the financial data and related notes, risk factors and other information incorporated by reference in this prospectus.

Our fiscal year ends on the first Tuesday following May 30 and as is the case once every five or six years, we have a 53-week year. Fiscal 2006 was a 53-week year. Fiscal years 2007 and 2008 each contained 52 weeks.

Overview

Our mission is to be the best of the bar-grill sector of the restaurant industry by delivering to our guests a high quality casual dining experience with compelling value.  Ruby Tuesday restaurants operate in the higher end of the bar and grill segment of casual dining.  As of March 3, 2009, we owned and operated 671 casual dining restaurants, located in 27 states and the District of Columbia, our franchise partnerships in which we own either a 1% or 50% equity interest operated 119 restaurants and our traditional franchisees operated 54 domestic and 58 international restaurants.  We do not own any of the equity of entities that hold franchises under our traditional franchise program. In addition, we operated two Wok Hay full service Asian restaurants. The Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic and Midwest of the United States.

Our principal executive offices are located at 150 West Church Avenue, Maryville, Tennessee 37801 and our telephone number is (865) 379-5700.  We maintain a website at www.rubytuesday.com where general information about us is available.  No information available on or through our website is incorporated into this prospectus or the registration statement of which it forms a part.

RISK FACTORS

You should carefully consider the following risks and all of the other information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus we may provide to you in connection with the offering of these securities before deciding to invest in the securities.  If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer.  In such case, the trading price of the securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Operations

Our business and operations are subject to a number of risks and uncertainties.  The risk factors discussed below are not exhaustive.  We operate in a continually changing business environment, and new risks may emerge from time to time.  We cannot predict such new risks, nor can we assess the impact, if any, of such new risks on our business or the extent to which any risk or combination of risks may cause actual results to differ materially from those expressed in any forward looking statement.

The current economic situation could adversely affect our business, results of operations, liquidity and capital resources.

The U.S. economy is currently undergoing a significant slowdown and volatility due to uncertainties related to availability of credit, difficulties in the banking and financial services sectors, softness in the housing market, severely diminished market liquidity, falling consumer confidence and rising unemployment rates.  Our business is dependent to a significant extent on national, regional and local economic conditions, particularly those that affect our guests that frequently patronize our restaurants.  In particular, where our customers’ disposable income available for discretionary spending is reduced (such as by job losses, credit constraints and higher housing, taxes, energy, interest or other costs) or where the perceived wealth of customers has decreased (because of circumstances such as lower residential real estate values, increased foreclosure rates, increased tax rates or other economic disruptions), our business could experience lower sales and customer traffic as potential customers choose lower-cost alternatives or choose alternatives to dining out.  Any resulting decreases in customer traffic or average value per transaction will negatively impact our financial performance, as reduced revenues result in downward pressure on margins.  These factors could reduce our Company-owned restaurants’ gross sales and profitability.  These factors could also reduce gross sales of franchised restaurants, resulting in lower royalty payments from franchisees, and reduce profitability of franchise restaurants, potentially impacting the ability of franchisees to make royalty payments as they become due.  Reduction in cash flows from either Company-owned or franchised restaurants could have a material adverse effect on our liquidity and capital resources.

We may fail to reach our sales goals, which may negatively impact our continued financial and operational success.

We establish sales goals each fiscal year based on a strategy of maintaining and growing same-restaurant sales and, where practical, new market development and further penetration of existing markets.  We believe the biggest risk to attaining our growth goals is our ability to maintain or increase restaurant sales in existing markets, which is dependent upon factors both within and outside our control.  Among other factors, these desired increases are dependent upon consumer spending, the overall state of the economy, our quality of operations, and the effectiveness of our marketing.

In an effort to continue moving our brand towards a high quality casual dining restaurant and away from the traditional bar and grill category, we have changed our look and feel, differentiating ourselves with a more contemporary and fresher look.  During fiscal 2007 and 2008, we completed the remodel of substantially all of our Company-owned restaurants.  Many of our franchised restaurants have also been remodeled.  While we believe that the changes were necessary for the long-term success of our Company, they were completed at a time when our guests were facing economic pressures due to rising costs of gasoline, utilities and food.  As a result, we have lost a portion of our bar and grill customer base without gaining significant market share from our high quality casual dining competitors.  To turn around our declining sales we must continue to provide high levels of quality in terms of both food and service and a strong value to our guests.  We must also develop a comprehensive marketing approach that overcomes our disadvantage of having a substantially lower advertising budget relative to some of our competitors.  The risk of inappropriate marketing decisions could further negatively impact our overall sales strategy, and thus continued success.

As mentioned above, one factor integral to our success is our ability to persuade our customers of the compelling value in paying our prices for higher-quality food and guest experience.  To deliver on our promise of “Simple, Fresh, American Dining,” we offer steaks, all fresh chicken, crab, and burgers, an enhanced garden bar, and premium beverages.  If we are not successful at educating our customer about the value and quality of our products or our customers reject our pricing approach, then we may have to change our marketing or pricing strategies, which could also negatively impact our growth goals.

Though believed to be a smaller risk than not achieving growth through increased same-restaurant sales because of our plan to engage in less new restaurant development, there are risks associated with new restaurant openings, including, but not limited to, finding sites that will support a profitable level of sales and generate returns on investment that exceed our cost of capital, the acceptance of our concept in new markets, and the recruitment of qualified operating personnel.  Although a significant portion of our historical growth has been attributable to opening new restaurants, due to a perceived saturation of the market with casual dining restaurants, we have changed our strategy, such that we do not plan to open any Company-owned restaurants in fiscal 2010.  We believe that our domestic franchisees likewise expect to open fewer restaurants in fiscal 2010.

Once opened, we anticipate new restaurants will take four to six months to reach planned operational profitability due to the associated start-up costs.  We can provide no assurance that any restaurant we or our franchisees open will be profitable or obtain operating results similar to those of our or their existing restaurants nor can we provide assurance that our remodeling efforts will produce incremental sales sufficient to offset the costs of the remodels.

We may be unable to remain competitive because we are a leveraged company with restrictive financial covenants, and any potential inability to meet financial covenants contained in any of our indebtedness or guarantees could adversely affect our liquidity, financial condition, or results of operations.

The amount of debt we carry is significant.  On March 3, 2009, we had a total of $525.3 million in debt and capital lease obligations and guaranteed a further $52.1 million in debt.  The indebtedness requires us to dedicate a portion of our cash flows from operating activities to principal and interest payments, which could prevent or limit our ability to proceed with operational improvement initiatives.

The three most significant loans we have are our revolving credit facility ($347.9 million outstanding at March 3, 2009) (the “Credit Facility”) and our Series A and B senior notes ($78.3 million and $56.5 million, respectively, outstanding at March 3, 2009) (the “Private Placement”).  The Series A and B senior notes mature in fiscal 2010 and 2013, respectively, and while it is our current intention and belief that we will repay the Series A senior notes from a combination of operating cash flows and borrowings under the Credit Facility, we cannot give assurance that our operating cash flows or our capacity under the Credit Facility will be sufficient at the April 1, 2010 maturity date to do so.  Should an unforeseen event occur which restricts our ability to repay the Series A senior notes, we also cannot give assurance that we will be able to repay or refinance the Series A senior notes when due on favorable terms or at all, which could have a material adverse effect on us.  Likewise, we cannot give assurance that we will be able to repay or refinance the Series B senior notes or our other borrowings when due on favorable terms or at all, which could have a material adverse effect on us.

We also provide a guaranty on a $48 million credit facility, which assists franchise partnerships with working capital needs (the “Franchise Facility”).   This guaranty can be partial or full for a particular franchise partnership depending upon the financial strength of the particular franchise partnership.  As of April 7, 2009, amounts outstanding under the Franchise Facility relating to all but one of the franchise partnerships that were borrowers thereunder were fully guaranteed by us.  Under the guaranty, if the Franchise Facility were to be unwound, we could be required to repay the lenders for all then-outstanding borrowings, not just the amounts which would be owed should individual franchise partnerships default.  Actions of the franchise partnerships that are outside of our control, such as three or more franchise partnerships defaulting under the Franchise Facility, could cause the

Franchise Facility to be unwound, which would mean that loan commitments under the Franchise Facility can no longer be established, extended or renewed.  Additionally, if we fail to pay any amount due under the Franchise Facility, breach any representations or warranties, fail to meet any covenants, file for bankruptcy, fail to pay any debt when due or if a judgment is awarded against us in excess of $10 million, then the lenders under the Franchise Facility could terminate the loan commitment and demand that we purchase all outstanding loans and loan commitments and assume the obligations.  Further, in such situation, if participating lenders holding 51% of the outstanding loans under the Franchise Facility request in writing, they can declare all loans due and payable, which could have a material adverse effect on us.   At March 3, 2009, the total amount outstanding under the Franchise Facility was $47.3 million.

On May 21, 2008, we entered into amendments of the Credit Facility, the notes issued in the Private Placement, and the Franchise Facility.  As a result of these amendments, we agreed to not make any further dividend payments or stock repurchases until we achieve certain leverage thresholds for two consecutive fiscal quarters, provided that we maintain these leverage thresholds after giving effect to any such dividend payment or stock repurchase.  Additionally, the amendments limit the amount of our capital expenditures, require prepayments of principal on the Private Placement, and reduce our borrowing capacity on the Credit Facility.  As of June 2, 2009, our original $500.0 million capacity had been reduced to $446.5 million.  In connection with the amendment to the notes issued in the Private Placement, we also agreed to pay higher quarterly interest rates for the Series A and B senior notes (currently 8.19% and 8.92%, respectively).  Our quarterly report on Form 10-Q for the fiscal quarter ended March 3, 2009 and annual report on Form 10-K for the year ended June 3, 2008, as incorporated by reference herein, contain further information on the terms of these amendments.

While we were successful in negotiating amendments to the Credit Facility, the Private Placement, and the Franchise Facility, if we were to violate any of our covenants in the future and either agreements cannot be reached with our lenders or agreements are reached but we do not meet the revised covenants, our lenders could exercise their rights under the indebtedness and guaranty, including requiring immediate repayment of all borrowings, which could have a material adverse effect on us.  Moreover, if any agreements were reached with our lenders, they might require us to pay higher interest rates.

We may not be successful at operating profitable restaurants.

The success of our brand is dependent upon operating profitable restaurants.  The profitability of our restaurants is dependent on several factors, including the following:

•	the hiring, training, and retention of excellent restaurant managers and staff;

•	the ability to timely and effectively meet customer demands and maintain our customer base;

•	the ability to manage costs and prudently allocate capital resources;

•	the ability to create and implement an effective marketing/advertising strategy;

•	the ability to leverage sales following the completion of our re-imaging initiative; and

•	the ability to provide menu items with strong customer preference at attractive prices.

The profitability of our restaurants also depends on our ability to adapt the brand in such a way that consumers see us as fresh and relevant.  In addition, the results of our currently high performing restaurants may not be indicative of their long-term performance, as factors affecting their success may change.  Among others, one potential impact of declining profitability of our restaurants is increased asset impairment charges.  This could be significant as property and equipment represented 86% of our total assets at March 3, 2009.

The inability of our franchises to operate profitable restaurants may negatively impact our continued financial success.

We operate franchise programs with domestic franchise partnerships and traditional domestic and international franchisees.  In addition to the income (or offsetting the losses) we record under the equity method of accounting from our investment in certain of these franchises, we also collect royalties, marketing, and purchasing fees, and in some cases support service fees, as well as interest and other fees from the franchisees.  Further, as part of the franchise partnership program, we serve as guarantor for three credit facilities, two of which are no longer active.  The ability of these franchise groups to continually generate profits impacts our overall profitability and our brand image.

Growth within the existing franchise base is dependent upon many of the same factors that apply to our Company-owned restaurants, and sometimes the challenges of opening profitable restaurants prove to be more difficult for our franchisees.  For example, franchisees may not have access to the financial or management resources that they need to open or continue operating the restaurants contemplated by their franchise agreements with us.  In addition, our continued growth is also partially dependent upon our ability to find and retain qualified franchisees in new markets, which may include markets in which the Ruby Tuesday brand may be less well known.  Furthermore, the loss of any of our franchisees due to financial concerns and/or operational inefficiencies could impact our profitability and brand.

Our franchisees are obligated in many ways to operate their restaurants according to the specific guidelines set forth by us.  We provide training opportunities to our franchise operators to fully integrate them into our operating strategy.  However, since we do not have control over these restaurants, we cannot give assurance that there will not be differences in product quality or that there will be adherence to all Company guidelines at these franchise restaurants.  In order to mitigate these risks, we do require that our franchisees focus on the quality of their operations and we periodically visit their restaurants to ensure compliance with Company standards.

Concurrent with these risks, should the financial stability of our franchisees deteriorate and we opt for brand-protective or other reasons to increase our level of support, we could be required to consolidate certain of them under the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46R”), or, beginning with fiscal 2011, under the provisions of FASB Statement No. 167, “Amendments to FASB Interpretation No. 46(R).”  We have concluded based on our most recent analyses prepared using financial information obtained from the franchise entities that we are not required as of March 3, 2009 to consolidate any of them under the provisions of FIN 46R.  However, as the U.S. economy continues to falter, we anticipate that we will receive increased requests for financial support from certain of our franchisees, particularly the franchise partnerships.  Should we opt to provide that support, the likelihood we would then be required to consolidate the entities making the requests (most likely those in the weakest financial condition) increases and our financial performance likely would be negatively impacted. Alternatively, should we opt to not provide requested support, our franchisees’ financial struggles could accelerate and possibly, in a worst case, lead certain of them to bankruptcy, at which point we would likely be required to make payments according to the terms of any loans for which we had previously provided a guaranty in addition to payments on any leases subleased to franchisees for which we remain primarily liable.

We may be required to recognize additional closure and impairment charges.

We assess our goodwill, trademarks and other long-lived assets as and when required by generally accepted accounting principles in the United States to determine whether they are impaired.  Based upon our reviews in fiscal 2008, 2007, and 2006 we recorded impairments of $4.3 million, $0.6 million, and $1.5 million, respectively.  In addition, as part of a comprehensive review of our restaurants and other assets, we recorded an additional charge of $37.2 million for impairment, dead site write-offs, closed restaurant lease reserves, and other adjustments in the second quarter of fiscal 2009.  This charge was largely attributed to our decision to close 43 restaurants in the third quarter of fiscal 2009 and another 30 over the next several years, and not to develop and sell approximately 40 sites we had previously purchased.  The majority of these charges were for restaurant impairments.

Our normal timing for the annual testing of goodwill is as of the end of our third fiscal quarter. Given our lowered stock price and declines in same-restaurant sales, we have recently been testing for impairment on a quarterly basis. The shortfall of stock price versus our carrying value in the second quarter of fiscal 2009 exceeded that of previous quarters. This, coupled with our continued decline in same-restaurant sales, overall economic conditions and the challenging environment for the restaurant industry, led us to conclude that our goodwill was impaired. As a result, we recorded a charge of $19.0 million during the second quarter of fiscal 2009, representing the full value of the goodwill.  Additionally, during the third quarter of fiscal 2009, we implemented a plan to close

43 restaurants and announced our intention to close an additional 30 restaurants over the next several years.  In addition to the goodwill impairment charge previously mentioned, we recorded an additional $40.1 million in restaurant and other impairments during the first three quarters of fiscal 2009, the majority of which relates to the 73 restaurants identified for closure during the second and third quarter.  If market conditions at either the restaurant or system-wide levels deteriorate, or if operating results decline unexpectedly, we may be required to record additional impairment charges.  Additional impairment charges would reduce our reported earnings for the periods in which they are recorded.

Largely related to our third fiscal quarter 2009 restaurant closings, we incurred charges of $9.5 million for the first three quarters of fiscal 2009 to reserve against future lease payments.  We may incur additional charges or receive a credit depending on the outcome of negotiations with our landlords.

Economic, demographic and other changes, seasonal fluctuations, natural disasters, pandemic illness, and terrorism could adversely impact guest traffic and profitability in our restaurants.

Our business can be negatively impacted by many factors, including those which affect the restaurant only at the local level as well as others which attract national or international attention.  Risks that could cause us to suffer losses include, but are not necessarily limited to, the following:

•	economic factors (including economic slowdowns or other inflation-related issues);

•	demographic changes, particularly with regard to dining and discretionary spending habits, in the areas in which our restaurants are located;

•	changes in consumer preferences;

•	changes in federal or state income tax laws;

•	seasonal fluctuations due to the days of the week on which holidays occur, which may impact spending patterns;

•	natural disasters such as hurricanes, tornadoes, blizzards, or other severe weather;

•	concerns and/or unfavorable publicity over health issues such as the impact of the H1N1 influenza A virus, food quality or restaurant cleanliness;

•	effects of war or terrorist activities and any governmental responses thereto; and

•	increased insurance and/or self-insurance costs.

Each of the above items could potentially negatively impact our guest traffic and/or our profitability.

The potential for increased commodity, energy, and other costs may adversely affect our results of operations.

We continually purchase basic commodities such as beef, chicken, cheese and other items for use in many of the products we sell.  Although we attempt to maintain control of commodity costs by engaging in volume commitments with third parties for many of our food-related supplies, we cannot assure that the costs of these commodities will not fluctuate, as we often have no control over such items.  In addition, we rely on third party distribution companies to frequently deliver perishable food and supplies to our restaurants.  We cannot make assurances regarding the continued supply of our inventory since we do not have control over the businesses of our suppliers.  Should our inventories lack in supply, our business could suffer, as we may be unable to meet customer demands.  These disruptions may also force us to purchase food supplies from suppliers at higher costs.  The result of this is that our operating costs may increase without the desire and/or ability to pass the price increases to our customers.

We must purchase energy-related products such as electricity, oil and natural gas for use in each of our restaurants.  Our suppliers must purchase gasoline in order to transport food and supplies to us.  Our guests purchase energy to heat and cool their homes and fuel their automobiles.  When energy prices, such as those for gasoline, heating and cooling increase, we incur greater costs to operate our restaurants.  Likewise our guests have lower disposable income and thus may reduce the frequency in which they dine out and/or feel compelled to choose more inexpensive restaurants when eating outside the home.

The costs of these energy-related items will fluctuate due to factors that may not be predictable, such as the economy, current political/international relations and weather conditions.  Because we cannot control these types of factors, there is a risk that prices of energy/utility items will increase beyond our current projections and adversely affect our operations.

We face continually increasing competition in the restaurant industry for guests, staff, locations, supplies, and new products.

Our business is subject to intense competition with respect to prices, services, locations, qualified management personnel and quality of food.  We compete with other food service operations, with locally-owned restaurants, and with other national and regional restaurant chains that offer the same or similar types of services and products.  Some of our competitors may be better established in the markets where our restaurants are or may be located.  Changes in consumer tastes; national, regional, or local economic conditions; demographic trends; traffic patterns and the types, numbers and locations of competing restaurants often affect the restaurant business.  There is active competition for management personnel and for attractive commercial real estate sites suitable for restaurants.  In addition, factors such as inflation, increased food, labor, equipment, fixture and benefit costs, and difficulty in attracting qualified management and hourly employees may adversely affect the restaurant industry in general and our restaurants in particular.

Food safety and food-borne illness concerns could adversely affect consumer confidence in our restaurants.

We face food safety issues that are common to the food industry.  We work to provide a clean, safe environment for both our guests and employees.  Otherwise, we risk losing guests and/or employees due to unfavorable publicity and/or a lack of confidence in our ability to provide a safe dining and/or work experience.

Food-borne illnesses, such as E. coli, hepatitis A, trichinosis, or salmonella, are also a concern for our industry.  We can and do attempt to purchase supplies from reputable suppliers/distributors and have certain procedures in place to test for safety and quality standards, but we can make no assurances regarding whether these supplies may contain contaminated goods.  In addition, we cannot ensure the continued health of each of our employees.  We provide health-related training for each of our staff and strive to keep ill employees away from food items.  However, we may not be able to detect when our employees are sick until the time that their symptoms occur, which may be too late if they have prepared/served food for our guests.  The occurrence of an outbreak of a food-borne illness, whether at one of our restaurants or one of our competitors, could result in temporary store closings or other negative publicity that could adversely affect our sales and profitability.

Litigation could negatively impact our results of operations as well as our future business.

We are subject to litigation and other customer complaints concerning our food safety, service, and/or other operational factors.  Guests may file formal litigation complaints that we are required to defend, whether or not we believe them to be true.  Substantial, complex or extended litigation could have an adverse effect on our results of operations if it develops into a costly situation and distracts our management.  Employees may also, from time to time, subject us to litigation regarding injury, discrimination and other employment issues.  Suppliers, landlords and distributors, particularly those with which we currently maintain purchase commitments/contracts, could also potentially allege non-compliance with their contracts should they consider our actions to be contrary to our commitments.  Additionally, we are subject to the risk of litigation by our stockholders as a result of factors including, but not limited to, matters of executive compensation or performance of our stock price.

The cost of compliance with various government regulations may negatively affect our business.

We are subject to various forms of governmental regulations.  We are required to follow various international, federal, state, and local laws common to the food industry, including regulations relating to food and workplace safety, sanitation, the sale of alcoholic beverages, environmental issues, minimum wage, overtime, increasing complexity in immigration laws and regulations, and other labor issues.  The federal minimum wage increased to $5.85 in July 2007, increased again to $6.55 in July 2008 and will once more increase to $7.25 in July 2009.  Further changes in these types of laws, including additional state or federal government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, or a reduction in the number of states that allow tips to be credited toward minimum wage requirements, could harm our operating results.  Also, failure to obtain or maintain the necessary licenses and permits needed to operate our restaurants could result in an inability to open new restaurants or force us to close existing restaurants.

We are also subject to regulation by the Federal Trade Commission and to state and foreign laws that govern the offer, sale and termination of franchises and the refusal to renew franchises.  The failure to comply with these regulations in any jurisdiction or to obtain required approvals could result in a ban or temporary suspension on future franchise sales or fines or require us to rescind offers to franchisees, any of which could adversely affect our business and operating costs.  Further, any future legislation regulating franchise laws and relationships may negatively affect our operations.

Approximately 10% of our revenue is attributable to the sale of alcoholic beverages.  We are required to comply with the alcohol licensing requirements of the federal government, states and municipalities where our restaurants are located.  Alcoholic beverage control regulations require applications to state authorities and, in certain locations, county and municipal authorities for a license and permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays.  Typically, the licenses are renewed annually and may be revoked or suspended for cause at any time.  Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the restaurants, including minimum age of guests and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages.  If we fail to comply with federal, state or local regulations, our licenses may be revoked and we may be forced to terminate the sale of alcoholic beverages at one or more of our restaurants.

In certain states we are subject to “dram shop” statutes, which generally allow a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.  Some dram shop litigation against restaurant companies has resulted in significant judgments, including punitive damages.  We carry liquor liability coverage as part of our existing comprehensive general liability insurance, but we cannot guarantee that this insurance will be adequate in the event we are found liable in a dram shop case.

As a publicly traded corporation, we are subject to various rules and regulations as mandated by the SEC and the New York Stock Exchange.  Failure to timely comply with these guidelines could result in penalties and/or adverse reactions by our shareholders.

We are dependent on key personnel.

Our future success is highly dependent upon our ability to attract and retain certain key executive and other employees.  These personnel serve to maintain a corporate vision for our Company, execute our business strategy, and maintain consistency in the operating standards of our restaurants.  The loss of our key personnel or a significant shortage of high quality restaurant team members could potentially impact our future growth decisions and our future profitability.

While we maintain an employment agreement with Samuel E. Beall, III, our chief executive officer and founder, the term of this employment agreement ends on July 18, 2010 and may not provide sufficient incentives for him to continue employment with Ruby Tuesday.  While we are constantly focused on succession plans at all levels, in the event his employment terminates or he becomes incapacitated, we can make no assurance regarding the impact his loss could have on our business and financial results.

Changes in financial accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

Changes in financial accounting standards can have a significant effect on our reported results and may affect our reporting of transactions completed before the new rules are required to be implemented.  Many existing accounting standards require management to make subjective assumptions, such as those required for stock compensation, tax matters, consolidation accounting, franchise acquisitions, litigation, and asset impairment calculations.  Changes in accounting standards or changes in underlying assumptions, estimates and judgments by our management could significantly change our reported or expected financial performance.

We could be adversely impacted if our information technology and computer systems do not perform properly or if we fail to protect customers’ credit card data.

We rely heavily on information technology to conduct our business, and any material failure, interruption of service, or compromised data security could adversely affect our operations.  While we expend significant resources to ensure that our information technology operates securely and effectively, any security breaches could result in disruptions to operations or unauthorized disclosure of confidential information.  Additionally, if our customers’ credit card information or our employees’ personal data are compromised our operations could be adversely affected, our reputation could be harmed, and we could be subjected to litigation or the imposition of penalties.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND MARKET AND FRANCHISEE DATA

This prospectus and the documents incorporated by reference in this prospectus include, and any prospectus supplement, and free writing prospectuses relating to the offering of these securities may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, our targets for annual growth in same-restaurant sales and average annual sales per restaurant, and our strategy to obtain the equivalent of an investment-grade bond rating), including, without limitation, the following:

•	general economic conditions;

•	changes in promotional, couponing and advertising strategies;

•	guests’ acceptance of changes in menu items;

•	guests’ acceptance of our development prototypes and remodeled restaurants;

•	changes in our guests’ disposable income;

•	consumer spending trends and habits;

•	mall-traffic trends;

•	increased competition in the restaurant market;

•	weather conditions in the regions in which Company-owned and franchised restaurants are operated;

•	laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages;

•	costs and availability of food and beverage inventory;

•	our ability to attract qualified managers, franchisees and team members;

•	changes in the availability and cost of capital;

•	impact of adoption of new accounting standards;

•	impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts;

•	effects of actual or threatened future terrorist attacks in the United States; and

•	significant fluctuations in energy prices.

You should also specifically consider the numerous risks outlined under “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements.  Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.  We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

Unless otherwise expressly stated or the context otherwise requires, any industry, market and demographic data appearing in this prospectus, any documents incorporated by reference in this prospectus, or any related prospectus supplement or free writing prospectus are derived principally from publicly available information, industry publications, data from market research firms and other third-party sources, as well as data from our internal research and estimates made by our management.  Our internal research and management estimates have not been verified by any independent source, and we have not independently verified any  third-party information.  In addition, the preparation of industry, market and demographic data, as well as our internal research and management estimates, may be subject to assumptions, estimates, and other uncertainties and projections and estimates of our future performance or future industry, market or demographic conditions are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under “Risk Factors.”  As a result, you should not place undue reliance upon any of this data.

In addition, the documents incorporated by reference in this prospectus include information about sales at franchised restaurants and related information that is not derived from our own financial records.  Instead, this information is provided to us by our franchise partnerships and traditional franchisees, and we depend upon them to accurately prepare and report this data.  However, because the preparation of this data is outside of our control and we have not independently verified this data, you should not place undue reliance on this data.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities to reduce our debt and for other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. No shares of preferred stock were outstanding during the periods indicated and we did not pay preferred stock dividends during these periods. Consequently, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for the periods indicated.

Thirty-Nine Weeks Ended	Fiscal Year Ended
March 3,	June 3,	June 5,	June 6,	May 31,	June 1,
2009	2008	2007	2006	2005	2004
–*	1.53	4.50	5.92	8.10	10.08

We are presenting the ratios above pursuant to the requirements set forth in Item 503 of Regulation S-K under the Securities Act of 1933.  The earnings and fixed charges in the above ratios are calculated using the definitions set forth by Regulation S-K under the Securities Act of 1933.  These definitions differ from those that determine our covenants in our agreements with our lenders.

* There were insufficient earnings available to cover fixed charges for the thirty-nine weeks ended March 3, 2009. As a result, the ratio of earnings to fixed charges was negative for this period. The amount by which earnings were insufficient to cover fixed charges for the thirty-nine weeks ended March 3, 2009 was $63.7 million.

DESCRIPTION OF COMMON STOCK

The following descriptions are summaries of some of the terms of our Articles of Incorporation and Bylaws and the Georgia Business Corporation Code (the “Code”).  Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Articles of Incorporation and Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part and which may be obtained as described under “Where You Can Find More Information,” and applicable law.

General Matters

Our Articles of Incorporation provide that we are authorized to issue 100,000,000 shares of common stock, par value $0.01 per share, and 250,000 shares of preferred stock, par value $0.01 per share.

As of June 17, 2009, we had 52,805,712 shares of common stock outstanding, which were held of record by 3,748 stockholders.

Common Stock

Shares of our common stock have the following rights, preferences, and privileges:

•
Voting rights.  The holders of common stock are entitled to one vote per share on all matters to be voted upon by the holders of common stock.  Our Articles of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

•
Dividends.  Subject to preferences that may be applicable to any series of outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefor.

•
Liquidation.  In the event of liquidation, dissolution or winding up of Ruby Tuesday, Inc., the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation and distribution rights of any series of preferred stock then outstanding.  Our Articles of Incorporation provide that neither the merger or consolidation of Ruby Tuesday, Inc., nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation, dissolution or winding up of Ruby Tuesday, Inc.

•	Rights and preferences. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

All shares of common stock offered by this prospectus will be, upon issuance, validly issued, fully paid and non-assessable.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “RT.”

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, Bylaws and the Code.

Our Articles of Incorporation and Bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of our Company unless the takeover or change in control is approved by our Board of Directors.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights.  The Code also provides additional provisions discussed below, which if adopted by our Board of Directors, would further inhibit certain unsolicited acquisition proposals.  However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit increases in the market price of the common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit our stockholders. These provisions include the following:

Staggered Board of Directors.  Our Articles of Incorporation provide that our Board of Directors shall consist of not less than three and not more than twelve members, with the exact number of directors fixed from time to time by resolution of a majority of our Board of Directors or by the affirmative vote of at least 80% of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.  Our Articles of Incorporation provide for a staggered Board of Directors, divided into three classes, with each class consisting as nearly as possible of one-third of the total number of directors, and with our stockholders electing one class each year for a three-year term. Between stockholders’ meetings, only our Board of Directors is permitted to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class could be replaced each year and it would take three successive annual meetings to replace all directors.

Stockholder Action Through Written Consent. Our Bylaws only provide for stockholder action by written consent in lieu of a meeting if all stockholders entitled to vote on such action sign such consent.

Advance Notice Procedures for Stockholder Proposals. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual or special meeting of our stockholders. Stockholders at our annual meeting and special meetings may only consider proposals brought before the meeting by or at the direction of our Board of Directors or a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Nominations to Board of Directors. Our Articles of Incorporation provide that nominations for the election of directors may be made by our Board of Directors or any committee appointed by our Board of Directors or by any stockholder entitled to vote generally in the election of directors.  Our Articles of Incorporation establish an advance notice procedure for stockholder nominations to our Board of Directors. A stockholder may only make a nomination to the Board of Directors if he or she complies with the advance notice and other procedural requirements of the Articles of Incorporation and is entitled to vote on such nomination at the meeting.

Removal of Directors; Board of Directors Vacancies. Our Articles of Incorporation provide that members of our Board of Directors may only be removed for cause and then only with a vote of at least 80% of the outstanding shares entitled to vote at an election of directors at a meeting of stockholders called expressly for that purpose. Our Bylaws further provide that, between stockholder meetings, only our Board of Directors may fill vacant directorships caused by reason of death, incapacity,  resignation, removal, increase in the authorized number of directors or otherwise. These provisions would prevent a stockholder from gaining control of our Board of Directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

Authorized But Unissued Stock.  The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Amendment to Bylaws.  Our Articles of Incorporation provide that the Board of Directors has the right, without obtaining the approval of the stockholders, to make, alter, amend, change, add to, or repeal the Bylaws and has the right to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including without limitation, the vote required for any action and the election of officers by the Board of Directors. In addition, our Articles of Incorporation prohibit the stockholders from adopting any Bylaw that would impair or impede the implementation of the provision described in the preceding sentence.

Amendment to Articles of Incorporation.  Our Articles of Incorporation provide that any amendment to Article VII of our Articles of Incorporation, which deals with the rights, powers and duties of our Board of Directors, will require the affirmative vote of at least 80% of the votes entitled to be cast by holders of all then outstanding shares of capital stock, voting together as a single class; provided, however, that such 80% vote shall not be required in the event any such amendment is recommended by not less than 80% of the members of our Board of Directors.

Business Combinations.  Our Articles of Incorporation provide that we may enter into certain business combinations with an “interested stockholder” (as those terms are defined in our Articles of Incorporation) only upon the affirmative vote of holders of not less than 80% of our voting stock (as defined in our Articles of Incorporation) voting together as a single class.  Such affirmative vote is not required if:

•
the business combination has been approved by 80% of the Company’s continuing directors, either prior or subsequent to the date the interested stockholder acquired beneficial ownership of the voting stock that caused the interested stockholder to become an interested stockholder; or

•	certain price and procedural conditions are met, as further described in our Articles of Incorporation.

For purposes of the above, an interested stockholder generally is any person who beneficially owns at least 10% of the voting stock of the Company.

Georgia “Fair Price” Statute.  Sections 14-2-1110 through 14-2-1113 of the Code (the “Fair Price Statute”) generally restrict a company from entering into certain Business Combinations (as defined in the Code) with an interested shareholder, unless:

•	the transaction is unanimously approved by the continuing directors who must constitute at least three members of the board of directors at the time of such approval; or

•	the transaction is recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder.

Georgia “Business Combination” Statute.    Sections 14-2-1131 through 14-2-1133 of the Code (the “Business Combination Statute”) generally restrict a company from entering into certain business combinations (as defined in the Code) with an interested shareholder for a period of five years after the date on which such shareholder became an interested shareholder unless:

•	the transaction is approved by the board of directors of the company prior to the date the person became an interested shareholder;

•
the interested shareholder acquires at least 90% of the company's voting  stock in the same transaction (calculated pursuant to Code Section 14-2-1132) in which such person became an interested shareholder; or

•
subsequent to becoming an interested shareholder, the shareholder acquires at least 90% (calculated pursuant to Code Section 14-2-1132) of the company's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the matter (excluding the stock held by the interested shareholder and certain other persons pursuant to Code Section 14-2-1132).

The Code provides that the restrictions set forth in the Fair Price Statute and the Business Combination Statute will not apply unless the bylaws of the corporation specifically provide that these provisions of the Code are applicable to the corporation (and in certain other situations). We have not elected to be covered by such statutes, but we could do so by action of our Board of Directors, without a vote by our shareholders except as may be prohibited by law,  at any time.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Bank of New York/Mellon.

DESCRIPTION OF PREFERRED STOCK

The following descriptions are summaries of some of the terms of our Articles of Incorporation and Bylaws.  Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Articles of Incorporation and Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and which may be obtained as described under “Where You Can Find More Information” and applicable law.

When we offer to sell a particular series of preferred stock, we will describe the specific terms of the series in a supplement to this prospectus.  The preferred stock will be issued under a certificate of designations relating to such series of preferred stock and is also subject to our Articles of Incorporation.

Our Board of Directors may issue authorized shares of preferred stock in one or more series without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted.  Our Board of Directors is authorized to determine the number of shares of preferred stock in each such series and to determine the rights of such series, which may include voting rights, dividend rights, rights in the event of our liquidation, dissolution or winding up and other terms that may dilute or adversely affect the voting, economic and other rights of our common stock.

All shares of preferred stock offered will, upon issuance, be validly issued,  fully paid and non-assessable.  Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

Our Board of Directors could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of preferred stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock, or could issue preferred stock in an effort to block or hinder a tender offer or other acquisition attempt.  One of the effects of authorized but unissued and unreserved shares of preferred stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise.  This protects the continuity of our management. The issuance of these shares of preferred stock may defer or prevent a change in control of our company.

The transfer agent for each series of preferred stock will be described in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. We will issue any debt securities that will be senior debt under the senior debt indenture between us and a designated trustee, as senior debt trustee. We will issue any debt securities that will be subordinated debt under the subordinated debt indenture between us and a designated trustee, as subordinated debt trustee. This prospectus refers to the senior debt indenture and the subordinated debt indenture individually as the indenture and collectively as the indentures. This prospectus refers to the senior debt trustee and the subordinated debt trustee individually as the trustee and collectively as the trustees. When we offer to sell a particular series of debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.  If any of the terms of a series of debt securities or an indenture that are described in a prospectus supplement are inconsistent with any of the terms of the debt securities or that indenture as described in this section, then the description of those terms in that prospectus supplement will supersede and replace any different or inconsistent description in this prospectus.

We have summarized certain terms and provisions of the indentures. The summary is not complete and is qualified in its entirety by reference to the indentures, which are filed as exhibits to the registration statement of which this prospectus forms a part.  The indentures have been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination.  See “—Subordinated Debt.”

As used in this section, the terms “Company,” “we,” “us” and other similar terms mean Ruby Tuesday, Inc. excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

Unless otherwise stated in the applicable prospectus supplement, neither indenture will limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities;

•	the designation and aggregate principal amount;

•	the maturity date;

•	the interest rate, if any, or the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any United States federal income tax consequences;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

We will issue under the senior debt indenture the debt securities that will constitute part of our senior debt. These senior debt securities will rank equally in right of payment with all other unsecured and unsubordinated debt of the Company.

Subordinated Debt

We will issue under the subordinated debt indenture the debt securities that will constitute our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all “senior indebtedness” of the Company. The subordinated debt indenture defines “senior indebtedness” as the principal of (and premium, if any) and interest on all debt of the Company whether created, incurred or assumed before, on or after the date of the subordinated debt indenture, but provides that “senior indebtedness” does not include nonrecourse obligations, the subordinated debt securities, redeemable stock or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. See the subordinated debt indenture, section 1.01.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern the Company or a substantial part of its property;

•
a default having occurred in the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist; or

•
the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 6.01 of the subordinated debt indenture. This declaration must not have been rescinded and annulled as provided in the subordinated debt indenture.

Events of Default

When we use the term “Event of Default” in an indenture with respect to the debt securities of any series, here are some examples of what we mean:

(1)
default in the payment of the principal of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

(2)	default in the payment of interest on any debt security of such series when the same becomes due and payable, and such default continues for a period of 30 days;

(3)
default in the performance of or breach of any other covenant or agreement of the Company in the applicable indenture with respect to any debt security of such series or in the debt security of such series and such default or breach continues for a period of 30 consecutive days or more after written notice to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of the debt securities of all series affected thereby specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture;

(4)	certain events of bankruptcy, insolvency, reorganization or similar proceedings with respect to the Company or any material subsidiary (as defined in the indenture); and

(5)	any other Events of Default set forth in the applicable prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (4) with respect to the Company) under an indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may by written notice, and the trustee at the request of the holders of not less than 25% in principal amount of the outstanding debt securities of such series will, require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the indenture specified in clause (4) with respect to the Company occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities), together with accrued and unpaid interest, will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration or any automatic acceleration under clause (4) described above of the debt securities of any series, the holders of a majority in principal amount of outstanding debt securities of that series may rescind this accelerated payment requirement if all existing Events of Default with respect to that series, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults with respect to that series, except a default in paying principal or interest on any outstanding debt security of such series, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request from holders of a majority in principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders of the applicable debt securities unless those holders have offered to the trustee reasonable security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after any default occurs with respect to the debt securities of any series, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

We are required to furnish to each trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Covenants

Consolidation, Merger or Sale of Assets

Each indenture provides that we will not consolidate or combine with or merge with or into, or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to, any person or persons in a single transaction or through a series of transactions, unless:

•
we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any State or territory;

•
the surviving entity will expressly assume all of our obligations under the debt securities issued under that indenture and that indenture, and will, if required by law to effectuate the assumption, execute supplemental indentures which will be delivered to the trustee and will be in form and substance reasonably satisfactory to the trustee;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing under that indenture; and

•
we or the surviving entity will have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

If any consolidation, combination or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the applicable indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of the Company under that indenture with the same effect as if such successor corporation had been named as the Company and, except in the case of (1) any lease or (2) any sale, assignment, conveyance, transfer, lease or other disposition to certain subsidiaries of the Company, we will be discharged from all obligations and covenants under that indenture and the debt securities issued under that indenture.

In addition, the applicable prospectus supplement will set forth the terms and provisions relating to legal and covenant defeasance with respect to a particular series of debt securities.

PLAN OF DISTRIBUTION

We may sell the securities in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers, or dealers; or

•	through a combination of any of these methods.

The prospectus supplement will set forth the specific terms of the offering of such securities, including, if applicable:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, and

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters or dealers.

In the case of securities sold in a fixed price offering, after the initial public offering the public offering price and any discounts or concessions allowed or reallowed or paid to dealers and other selling terms may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed initial public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will generally be obligated to purchase all of the securities if they purchase any of the securities (other than any securities purchased upon exercise of any over-allotment option).

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best or reasonable efforts basis for the period of its appointment.

Any underwriters and agents that participate in the distribution of the securities may be deemed to be “underwriters” as defined in the Securities Act of 1933, as amended (the “Securities Act”). Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

Underwriters or agents may purchase and sell the securities in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters and their affiliates may engage in transactions with or perform services for us in the ordinary course of business.

VALIDITY OF THE SECURITIES

The validity of the issuance of the securities offered hereby will be passed on for us by Bryan Cave LLP.

EXPERTS

The consolidated balance sheets of Ruby Tuesday, Inc. and subsidiaries as of June 3, 2008 and June 5, 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended June 3, 2008, and the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of June 3, 2008 have been incorporated by reference herein in reliance upon the reports of  KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the consolidated financial statements refers to changes in the method of accounting for share-based payments due to the adoption of the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, as of June 7, 2006 and for defined benefit pension and other postretirement plans due to the adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87,88, 106, and 132(R) in 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C.  20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus is a part and the exhibits and schedules thereto. You may inspect information that we file with the New York Stock Exchange, as well as our SEC filings, at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus, except that, anything herein to the contrary notwithstanding, we do not incorporate by reference any document, exhibit or information that is deemed to have been “furnished” to, rather than “filed” with, the SEC:

(a)	Annual Report on Form 10-K for the year ended June 3, 2008 filed on August 4, 2008;

(b)	Quarterly Reports on Form 10-Q filed on October 9, 2008, January 9, 2009 and April 9, 2009; and

(c)	Current Reports on Form 8-K filed on July 14, 2008 and December 18, 2008 (other than portions of these documents or exhibits that are furnished under Item 2.02 or Item 7.01).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in an applicable prospectus supplement or free writing prospectus modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost by writing or telephoning the Investor Relations office, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, TN 37801, 865-379-5700.  You may also access the documents incorporated by reference in this prospectus through our website www.rubytuesday.com.  No information available on or through our website shall be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby.

Amount to be Paid
Registration fee	$16,740
Transfer agent’s fees	30,000
Printing expenses	75,000
Legal fees and expenses	150,000
Accounting fees and expenses	100,000
Miscellaneous	50,000
Total	$421,740

Each of the amounts set forth above, other than the Registration fee, is an estimate.

Item 15.  Indemnification of Directors and Officers

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (the “Code”)  provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful.  Subsection (d) of Section 14-2-851 of the Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14−2−851 of the Code or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification or advance for expenses under the Code or that it is fair and reasonable to indemnify such director or to advance expenses to such director, in view of all the relevant circumstances, even if such director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Code, failed to comply with Section 14-2-853 of the Code or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Code.  However, if such director was adjudged liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.  If the court orders indemnification and/or advance of expenses pursuant to Section 14−2−854 of the Code, the court may also order the corporation to pay the director’s reasonable expenses in obtaining the court ordered indemnification or advance of expenses.

Section 14-2-852 of the Code provides that if a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director, to such further extent as may be provided in its articles of incorporation, bylaws, a resolution of its board of directors or contract except for liability arising out of conduct that constitutes: (i) appropriation of any business opportunity of the corporation in violation of his or her duties; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) receipt of an improper personal benefit or (iv) making distributions in violation of Section 14-2-640 of the Code or the corporation’s articles of incorporation.  Section 14-2-857 of the Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director.  In addition, Section 14−2−857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Article IX of our articles of incorporation and Article XII of our by-laws provide for indemnification of any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Item 16.  Exhibits and Financial Statement Schedules

(a)   The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
1.1	Form of Underwriting Agreement. +
4.1	Articles of Incorporation, as amended of Ruby Tuesday, Inc. (1)
4.2	Bylaws, as amended, of Ruby Tuesday, Inc. (2)
4.3	Specimen Common Stock Certificate.
4.4	Form of Senior Debt Indenture.
4.5	Form of Subordinated Debt Indenture.
4.6	Form of Senior Note. +
4.7	Form of Subordinated Note. +
4.8	Form of Preferred Stock Certificate. +
4.9	Certificate of Designations for Preferred Stock. +
5	Opinion of Bryan Cave LLP.
12.1	Statement regarding computation of Consolidated Ratio of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Bryan Cave LLP (included in Exhibit 5).
24.1	Power of Attorney (included on signature page).
25.1	Statement of Eligibility on Form T-1 for Senior Debt Indenture. +
25.2	Statement of Eligibility on Form T-1 for Subordinated Debt Indenture. +

Footnote	Description
+	To be filed by amendment or as an exhibit to a document incorporated by reference.
(1)	Incorporated by reference to Exhibit 3.1 of Form 8-B filed with the Securities and Exchange Commission on March 15, 1996 by Ruby Tuesday, Inc. (File No. 1-12454).
(2)	Incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on January 9, 2009 (File No. 1-12454).

Item 17.  Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%  change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act of
1933 to any purchaser, if the registrant is relying on Rule 430B:

(A)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(c)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maryville, State of Tennessee, on the 25th day of June, 2009.

Ruby Tuesday, Inc.

By:	/s/ Marguerite N. Duffy
	Name:	Marguerite N. Duffy
	Title:	Senior Vice President, Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marguerite N. Duffy and Scarlett May, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Samuel E. Beall, III	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
Samuel E. Beall, III		June 25, 2009
/s/ Marguerite N. Duffy	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Marguerite N. Duffy		June 25, 2009
Director
Claire L. Arnold
/s/ Kevin T. Clayton	Director
Kevin T. Clayton		June 25, 2009
/s/ James A. Haslam	Director
James A. Haslam		June 25, 2009
/s/ Bernard Lanigan Jr.	Director
Bernard Lanigan Jr.		June 25, 2009
/s/ R. Brad Martin	Director
R. Brad Martin		June 25, 2009

Signature	Title	Date
/s/ Dr. Donald Ratajczak	Director
Dr. Donald Ratajczak		June 25, 2009
/s/ Stephen I. Sadove	Director
Stephen I. Sadove		June 25, 2009

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement. +
4.1	Articles of Incorporation, as amended of Ruby Tuesday, Inc. (1)
4.2	Bylaws, as amended, of Ruby Tuesday, Inc. (2)
4.3	Specimen Common Stock Certificate.
4.4	Form of Senior Debt Indenture.
4.5	Form of Subordinated Debt Indenture.
4.6	Form of Senior Note. +
4.7	Form of Subordinated Note. +
4.8	Form of Preferred Stock Certificate. +
4.9	Certificate of Designations for Preferred Stock. +
5	Opinion of Bryan Cave LLP.
12.1	Statement regarding computation of Consolidated Ratio of Earnings to Fixed Charges.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Bryan Cave LLP (included in Exhibit 5).
24.1	Power of Attorney (included on signature page).
25.1	Statement of Eligibility on Form T-1 for Senior Debt Indenture. +
25.2	Statement of Eligibility on Form T-1 for Subordinated Debt Indenture. +

Footnote	Description
+	To be filed by amendment or as an exhibit to a document incorporated by reference.
(1)	Incorporated by reference to Exhibit 3.1 of Form 8-B filed with the Securities and Exchange Commission on March 15, 1996 by Ruby Tuesday, Inc. (File No. 1-12454).
(2)	Incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on January 9, 2009 (File No. 1-12454).